Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDST, 10/19/05 Contact: Julie Blystone Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning® Announces Third Quarter Revenue Increases 26%,

Earnings 27%; Declares Quarterly Dividend

WISCONSIN RAPIDS, Wis., — October 19, 2005 — Renaissance Learning, Inc., (Nasdaq: RLRN), a leading provider of computerized assessment and progress monitoring tools for pre-K-12 schools and districts, today announced financial results for the three- and nine-month periods ending September 30, 2005.   Revenues for the third quarter of 2005 were $31.4 million, an increase of 25.5% from third quarter 2004 revenues of $25.0 million.  Net income was $4.9 million compared to net income of $3.9 million for the third quarter of 2004, an increase of 27.1%.   Earnings per share for the quarter were $0.16, compared to the $0.12 per share earned in the prior year.  The third quarter results include the first full quarter impact of the acquisition of AlphaSmart, Inc. which was finalized in late June 2005.

Revenues for the nine-month period ended September 30, 2005 were $87.3 million, up 1% from the 2004 revenues of $86.5 million.  Net income was $18.7 million for the nine-month period, up 7.0% from the prior year net income of $17.5 million.  Earnings per share for the first nine months of 2005 were $0.60 compared to $0.56 earned in 2004.

“We are pleased to report solid increases in both sales and earnings for the third quarter,” commented John R. Hickey, president and chief executive officer of Renaissance Learning, Inc.  “There also has been an improvement in order rates and we are optimistic about our growth prospects for the rest of the 2005/2006 school year and beyond.”

Excluding AlphaSmart products, Renaissance Learning added about 500 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that have adopted Company products to more than 68,000.  Of these, more than 65,000 have adopted the Company’s reading products and more than 26,000 have adopted the Company’s math products.

The company also announced that its Board of Directors declared a quarterly cash dividend of $.05 per share, payable December 1, 2005 to shareholders of record as of November 11, 2005.

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RLI Q3 Earnings

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights, and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-335-6680 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on October 19, 2005 at 8:00 p.m. through October 26, 2005 at 11:59 p.m.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 6485140.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of computerized assessment and progress monitoring tools for pre-K-12 schools and districts.  Renaissance Learning products give students and teachers continuous feedback to inform instruction and help teachers and administrators motivate students, dramatically accelerate learning, and improve test scores. Renaissance Learning has seven U.S. locations and subsidiaries in Australia, Canada, India and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, management’s revenue expectations and growth prospects for future periods, the introduction and the acceptance of new products and services.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks associated with the implementation of the Company’s strategic growth plan and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

 (tables to follow)

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RLI Q3 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(unaudited)
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Net sales:
Products	$25,615	$20,164	$70,375	$71,051
Services	5,774	4,847	16,918	15,415
Total net sales	31,389	25,011	87,293	86,466

Cost of sales:
Products	5,297	1,525	8,812	5,017
Services	2,100	2,003	6,672	7,461
Total cost of sales	7,397	3,528	15,484	12,478

Gross profit	23,992	21,483	71,809	73,988

Operating expenses:
Product development	4,927	3,841	12,583	10,997
Selling and marketing	8,325	7,868	22,432	23,433
General and administrative	3,341	2,970	9,370	9,189

Total operating expenses	16,593	14,679	44,385	43,619

Operating income	7,399	6,804	27,424	30,369

Other income (expense), net	404	531	1,363	1,215

Income - continuing operations before income taxes	7,803	7,335	28,787	31,584

Income taxes – continuing operations	2,887	2,739	10,651	11,764

Income – continuing operations	4,916	4,596	18,136	19,820

Income (loss) on discontinued operations, net of tax benefit of $0 and $467 for the three months ended September 30, 2005 and 2004, respectively; and $1,417 and $1,489 for the nine months ended September 30, 2005 and 2004, respectively	-	(728)	584	(2,324)

Net income	$4,916	$3,868	$18,720	$17,496

Earnings per share:
Basic:
Continuing Operations	$0.16	$0.14	$0.58	$0.64
Discontinuing operations	0.00	(0.02)	0.02	(0.08)
Net income	$0.16	$0.12	$0.60	$0.56
Diluted:
Continuing Operations	$0.16	$0.14	$0.58	$0.63
Discontinuing operations	0.00	(0.02)	0.02	(0.07)
Net income	$0.16	$0.12	$0.60	$0.56

Weighted average shares outstanding:
Basic	31,598,830	31,126,343	31,013,660	31,055,595
Diluted	31,696,291	31,276,621	31,083,752	31,236,305

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RLI Q3 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(unaudited)

	September 30,	December 31,
	2005	2004

ASSETS:
Current assets:
Cash and cash equivalents	$15,789	$27,460
Investment securities	22,833	25,103
Accounts receivable, net	14,985	8,441
Inventories	3,547	2,364
Prepaid expenses	1,114	1,194
Deferred tax asset	6,904	3,800
Assets of discontinued operations	-	1,149
Other current assets	1,012	453
Total current assets	66,184	69,964

Investment securities	5,045	21,003
Property, plant and equipment, net	11,267	18,552
Real estate held for sale	7,584	-
Deferred tax asset	-	1,620
Goodwill	46,627	2,757
Other assets	8,647	828

Total assets	$145,354	$114,724

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,178	$1,226
Deferred revenue	17,415	16,484
Payroll and employee benefits	3,642	3,983
Income taxes payable	2,326	925
Liabilities of discontinued operations	-	1,650
Other current liabilities	5,514	3,881
Total current liabilities	33,075	28,149
Deferred revenue	724	620
Deferred compensation	1,463	1,354
Deferred tax liability	444	-
Other noncurrent liabilities	51	-
Total liabilities	35,757	30,123

Minority interest	243	184

Total shareholders' equity	109,354	84,417

Total liabilities and shareholders' equity	$145,354	$114,724

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